Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Dune Energy, Inc.

Houston, Texas

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 13, 2007, relating to the consolidated financial statements of Goldking Energy Corporation as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholder’s equity and cash flows for the years ended December 31, 2005 and 2006, and the period from July 27, 2004 (inception) through December 31, 2004. We also consent to the reference to our firm under the caption “Independent Registered Public Accounting Firms”.

/s/ Hein & Associates LLP

Hein & Associates LLP

Houston, Texas

August 14, 2007